Exhibit 10.4

AMENDMENT NUMBER 4
TO THE

GYRODYNE LLC RETENTION BONUS PLAN

WHEREAS, Gyrodyne Company of America, Inc. (“Gyrodyne Company”) established the Gyrodyne Company of America, Inc. Retention Bonus Plan (the “Retention Bonus Plan” or the “Plan”), effective as of May 30, 2014, the date it was approved by the Board of Directors of Gyrodyne Company (the “Board”); and

WHEREAS, Gyrodyne LLC (“Gyrodyne”), is the surviving entity in the merger of Gyrodyne Company of America, Inc. (the “Corporation”) and Gyrodyne Special Distribution, LLC (“GSD”) with and into Gyrodyne, LLC (the “Merger”), effective August 31, 2015; and

WHEREAS, the Retention Bonus Plan was amended and restated by Gyrodyne effective as of May 24, 2016; and

WHEREAS, Amendment Number 1 to the Plan was executed to provide that land development costs incurred on a property since the date of the appraisal designated therein shall be added to the appraised value for the property in calculating appreciation (gross sales price minus appraised value) for the purpose of determining the Bonus Pool; and

WHEREAS, Amendment Number 1 to the Plan also provided that each of the ten buildings in the Port Jefferson Professional Park shall be treated as a “property”, so that a Participant’s right to bonus payment on the sale of a Port Jefferson building shall vest on, and payments to the Bonus Pool may be made shortly following the closing of the sale of that building; and

WHEREAS, Amendment Number 2 to the Plan was executed to provide that each of the post subdivision lots at Flowerfield and Cortlandt Manor be treated as a “property” so that a Participant’s right to a bonus payment on the sale of a lot shall vest on, and payments to the Bonus Pool may be made shortly following the closing of the sale of such lots; and

WHEREAS, Amendment Number 2 to the Plan also provided that Board members and employees shall be eligible to receive payments under the Plan in the event of a separation from service as a result of death, Disability and any involuntary separations from service without “Cause”; and

WHEREAS, Amendment Number 2 to the Plan further required a specific Internal Rate of Return (“IRR”) on the sale of any properties following a separation from service, and required such sales to occur within 3 years following a separation from service to receive any future payments, to help preserve the exemption from Internal Revenue Code (“Code”) Section 409A for the Plan; and

WHEREAS, Amendment Number 2 to the Plan further clarified certain expenses to be included in all development costs, as provided for in the Plan; and

WHEREAS, Amendment Number 3 to the Plan implemented a new “Aggregate Floor” for the separate Flowerfield and Cortlandt Manor properties that must be achieved before any benefits under the Plan are to be Paid; and

WHEREAS, no Participants in the Plan, including active employees and members of the Board of Directors (the “Board”), are currently vested in any benefits under the Plan; and

WHEREAS, Participants in the Plan have been working diligently over a long period of time in support of the business and activities of Gyrodyne, and Gyrodyne wishes to protect the interests of the Participants under the Plan by limiting the circumstances under which the Plan may be amended or terminated in a manner that would deprive Participants of the opportunity to earn benefits under the Plan; and

WHEREAS, Gyrodyne wishes to clarify how certain provisions of the Plan will apply following an involuntary separation from service and, specifically, that once a contract for sale is executed, the requirement to continue earning growth at a 4% internal rate of return will no longer apply, since the value cannot increase between signing and closing; and

WHEREAS, all changes are deemed to be appropriate to encourage Participants to remain employed or to continue to serve as Board members through the date of the sale of various properties; and

WHEREAS, Gyrodyne retains the authority, under Section 9.5 of the Plan, to periodically amend the Plan.

NOW, THEREFORE, effective as of May 6, 2022, the Plan shall be amended as follows:

1.	Vesting. Article IV of the Plan is amended in its entirety to read as follows:

ARTICLE IV

VESTING

A Participant will only be entitled to receive Bonus Payments pursuant to this Plan to the extent that he/she has been continuously employed by, or providing services for, the Company through the date of a Closing and, as applicable, the payment of any installment portion of any Bonus Payment. The Board may, in its sole and absolute discretion, provide a Bonus Payment with respect to a particular Closing to any Participant who is not vested pursuant to the terms of this Plan at the time of the applicable Closing. For the avoidance of doubt, any Participant who is granted any such discretionary Bonus Payment shall remain unvested in such amount until such time as the Board takes irrevocable action to provide a legally binding right to any such payment, and any such Bonus Payment shall be required to be paid no later than 24 months following the end of the year in which the Board so acts.

In the event of death or Disability of an employee or a Board member, a voluntary termination following a substantial reduction in compensation or Board fees (deemed to be an involuntary termination), or a mutually agreed separation from the Board to “right size” the Board, or in the event of an involuntary termination without Cause (including, without limitation, the failure of a director nominated for reelection to be reelected by the shareholders, assuming such director has not engaged in conduct that would constitute Cause), such Participants shall be entitled to a future benefit to be paid in accordance with the provisions of Plan only if the following requirements are satisfied:

a.	A property is sold within a period of 3 years following the date of a Participant’s separation from service with Gyrodyne or the Board for any of the above reasons; and

b.

The property is sold with an Internal Rate of Return (“IRR”) equal to at least 4% of the value of the property as determined under the annual appraisals obtained effective as of each December 31 (the “Valuation Date”), and measured from the earlier of the December 31 Valuation Date preceding the date of death, or Disability, or the Participant’s separation from service or separation from the Board.

Notwithstanding the foregoing, once a contract for sale is executed, the requirement to continue earning growth at a 4% IRR will no longer apply, since the value cannot increase between signing and closing but could decrease as a result of corporate due diligence (such as identifying environmental or other issues which might decrease the purchase price).

For purposes of the above rales, the Aggregate Floor restrictions described in in Section 5.6 must be satisfied for amounts to be vested under this Article IV.

2.	Amendment or Termination of the Plan. Section 9.5 of the Plan is amended in its entirety to read as follows:

9.5 Amendment or Termination of the Plan. From and after May 6, 2022, the Plan may not be suspended or terminated at any time. The Plan also may not be amended or modified at any time from and after May 6, 2022 in a manner that would (i) reduce, eliminate, or otherwise materially impair the manner in which the Bonus Pool is to be determined, calculated, or funded; (ii) reduce, eliminate, or otherwise materially impair the manner in which Bonus Payments are to be made to Participants in the Plan; or (iii) alter the first sentence of this Section 9.5 in a manner that would permit the Plan to be suspended or terminated. Except as limited by the two preceding sentences, the Board retains the right to amend or modify the Plan, so long as no amendment or modification adversely affects the rights of any Participant to any Bonus Payments associated with any Closing that occurs within thirty (30) days before such amendment or modification.

3.	Defined Terms. Capitalized terms not specifically defined in this Amendment Number 4 will have the meanings set forth in the Plan.

4.	Remaining Provisions. The remaining provisions of the Plan shall continue in full force and effect, unless and until further modified in accordance with the terms of the Plan.

IN WITNESS WHEREOF, this Amendment Number 4 to the Gyrodyne LLC Retention Bonus Plan is executed the 6th day of May, 2022, to be effective as of May 6, 2022.

GYRODYNE LLC

BY: ____________________________
May 6, 2022